B/E Aerospace Announces It is Engaged in a Process to Explore Strategic Alternatives; May 5th Investor Meeting Postponed

WELLINGTON, Fla.--(BUSINESS WIRE)--May 4, 2014-- B/E Aerospace, Inc. (“B/E” or the “Company”) (NASDAQ:BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services, announced today that it is engaged in a process to explore and evaluate the Company’s strategic alternatives involving the Company and its respective businesses to enhance shareholder value. The Company has retained Citigroup as its financial advisor and Shearman & Sterling LLP as its legal advisor in connection with this process.

These strategic alternatives could include, amongst others, a possible sale or merger of the Company; the sale, spin-off or other separation of selected businesses within B/E or other strategic transactions involving the Company or its businesses.

No decision has been made and there can be no assurance that the Board’s exploration of the Company’s strategic alternatives will result in any transaction being entered into or consummated. The Company has not set a timetable for completion of this process and does not intend to discuss or disclose further developments with respect to this process unless and until the Board of Directors approves a specific transaction or otherwise concludes the review of strategic alternatives.

The Company has also decided that it will not be holding its investor meeting in Winston-Salem, NC previously scheduled for tomorrow, Monday, May 5, 2014.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services. B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems. The Company also provides cabin interior reconfiguration, program management and certification services. B/E Aerospace sells and supports its products through its own global direct sales and product support organization. For more information, visit the B/E Aerospace website at www.beaerospace.com.

Source: B/E Aerospace, Inc.

B/E Aerospace, Inc.
Greg Powell, 561-791-5000
Vice President Investor Relations